CERTIFICATE OF AMENDMENT
                                     TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              METRIS COMPANIES INC.
                              ---------------------


                             Pursuant to Section 242
                         of the General Corporation Law
                            of the State of Delaware
                            ------------------------

     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Metris Companies Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

     1. That Section 1 of Article IV of the Corporation's Amended and Restated Certificate of Incorporation (the "Certificate") is hereby amended to read in its entirety as follows:

     SECTION 1. Number of Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 310,000,000 shares, consisting of 300,000,000 shares of Common Stock with par value $.01 per share ("Common Stock"), and 10,000,000 shares of Preferred Stock with par value $.01 per share ("Preferred Stock").

     2. That, in accordance with Section 242(b) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has duly adopted a resolution approving the foregoing amendment to the Certificate (the "Amendment") and directing that the Amendment be submitted to the holders of the outstanding capital stock of the Corporation entitled to vote thereon for its consideration and approval.

     3. That, in accordance with Section 242(b) of the General Corporation Law of the State of Delaware, the Amendment has been duly approved by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote thereon.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed and acknowledged this 19th day of September, 2000.

                                                METRIS COMPANIES INC.

                                                By: /s/ Lorraine E. Waller
                                                --------------------------
                                                    Lorraine E. Waller
                                                    Secretary